Exhibit 99.1
CARE.COM APPOINTS JOANNA REES TO BOARD OF DIRECTORS

Waltham, MA, July 15, 2016 -- Care.com (NYSE: CRCM), the world’s largest online destination for finding and managing family care, today announced that it has appointed Joanna Rees, a Managing Partner at West and a Senior Partner of the B Team, to its Board of Directors.

In making the announcement, Sheila Lirio Marcelo, Founder, Chairwoman and CEO of Care.com, said “We couldn’t be more thrilled to have Joanna join the Care.com Board. She has a uniquely rich background in both finance and marketing that we believe will be enormously valuable to us as we scale our services, product offerings and global footprint. In addition, Joanna’s work with the B Team clearly demonstrates that she shares our commitment to positively impacting families and caregivers around the world.”

Ms. Rees said, “Care.com is filling a huge and growing need with innovative, multi-platform offerings. I’m excited to work with Sheila and the Board and bring my experiences across finance, marketing and branding to bear in helping the company reach its goals.”

As a Managing Partner of West, a market creation company founded by the former head of marketing at Apple, Ms. Rees oversees the firm’s investment activities. She is also a Partner of the B Team, a not-for-profit initiative formed by a global group of business leaders to catalyze a better way of doing business, for the well-being of people and the planet. Most recently Ms. Rees led the formation and capital raise of Endeavor Catalyst, an impact investment fund as part of Endeavor Global.

A candidate for Mayor of San Francisco in 2011, Ms. Rees previously ran VSP Capital, a venture capital firm she founded focused on early-stage companies combining technical innovation with market development. Her prior professional experience includes finance and investment banking positions at BA Securities and boutique merchant bank, Vrolyk & Co, as well as senior marketing management positions at Danone, where she ultimately served as head of New Product Development. She began her career at DMB&B. Ms. Rees currently serves on the Boards of FICO (NYSE: FICO), Harvest Power, Prelude Fertility, Mursion and Hickies, Inc. Active in the non-profit sector, Ms. Rees serves on the National Board of Build.org and the Global Board of Endeavor.org, and engages in a variety of roles with the Aspen Institute. She holds an MBA from Columbia University and a B.S. from Duke University.

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About Care.com:
Since launching in 2007, Care.com (NYSE: CRCM) has been committed to solving the complex care challenges that impact families, caregivers, employers, and care service companies. Today, Care.com is the world’s largest online destination for finding and managing family care, with 11.0 million families and 8.6 million caregivers* across 16 countries, including the U.S., UK, Canada and parts of Western Europe, and approximately 800,000 employees of corporate clients having access to our services. Spanning child care to senior care, pet care, housekeeping and more, Care.com provides a sweeping array of services for families and caregivers to find, manage and pay for care or find employment. These include: a comprehensive suite of safety tools and resources members may use to help make more informed hiring decisions - such as third-party background check services, monitored messaging, and tips on hiring best practices; easy ways for caregivers to be paid online or via mobile app; and household payroll and tax services provided by Care.com HomePay. Care.com builds employers customized benefits packages covering child care, back up care and senior care consulting services through its Care@Work business, and serves care businesses with marketing and recruiting support. To connect families further, Care.com acquired community platforms Big Tent and Kinsights in 2013 and 2015, respectively. Headquartered in Waltham, Massachusetts, Care.com has offices in Berlin, Austin, New York City and the San Francisco Bay area.
*As of March 2016

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Contact:
Nancy Bushkin
VP, Global Public Relations & Corporate Communications
Care.com
nbushkin@care.com
781/642-5919